UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2012

JOSHUA GOLD RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53809	27-0531073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Bronte Road, Suite 121 Oakville, Ontario, Canada	L6L 3B7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 354-9991

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of

    Principal Officers

(a)

Departure of Chairman of Audit Committee

On February 6, 2012, Michelle Stanford resigned from her position as Chairman of the Audit Committee of Joshua Gold Resources Inc. (the “Company”), which resignation was effective on that date.  Ms. Stanford’s resignation was not the result of any disagreement between the Company and her on any matter relating to the Company’s operations, policies or practices. Ms. Stanford will continue to serve as a director of the Company and as a member of the Audit Committee.

(b)

Appointment of Chairman of Audit Committee

On February 6, 2012, the Board of Directors of the Company appointed Mr. Garry Honcoop to serve as Chairman of the Audit Committee in a non-directorial capacity, until his successor is duly appointed and qualified.

Mr. Honcoop has worked for the past thirty years as an accountant representing clients by leading tax and compliance departments of numerous public firms.  Mr. Honcoop currently serves as a principal for the public accounting firm Micacchi Warnick & Company Professional Corporation Chartered Accountants.  Mr. Honcoop attended Wilfrid Laurier University and has completed the in-depth tax and audit program from the ICAO and is a member of STEP.

Mr. Honcoop was selected to serve as Chairman of the Audit Committee based on his business experience, financial acumen and understanding of compliance related issues and audit processes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Joshua Gold Resources Inc.
(Registrant)

Date: February 9, 2012	By:	/S/ Benjamin Ward
Benjamin Ward President, Chief Executive Officer, and Director

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